Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of February 19, 2025 (the “Effective Date”), is by and between LTC Properties, Inc., a corporation organized under the laws of the State of Maryland (“LTC” or the “Company”), and Caroline Chikhale (“Executive”) and supersedes and terminates the March 1, 2020 Employment Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.Appointment, Title and Duties. LTC hereby employs Executive to serve as its Executive Vice President, Chief Financial Officer and Treasurer. In such capacity, Executive shall report to the Co-Chief Executive Officers (Co-CEOs). For purposes of this contract, should the Company have one Chief Executive Officer (CEO), Executive would report to that Chief Executive Officer. Executive shall have such duties, powers and responsibilities as are customarily assigned to an Executive Vice President, Chief Financial Officer and Treasurer of a publicly held corporation, but shall also be responsible to the Board of Directors and to any committee thereof. In addition, Executive shall have such other duties and responsibilities as the Co-CEOs or CEO, or such other executive officer of the Company to whom Executive reports may assign her, with her consent, including serving with the consent or at the request of the Co-CEOs or CEO as an officer or on the board of directors of affiliated corporations.

2.Term of Agreement. The term of this Agreement shall commence as of the Effective Date and shall extend such that at each and every moment of time hereafter, unless and until this Agreement is terminated in accordance with provisions of this Agreement, the remaining term always shall be two years.

3.Acceptance of Position. Executive accepts the position of Executive Vice President, Chief Financial Officer and Treasurer of LTC, and agrees that during the term of this Agreement she will faithfully perform her duties and, except as expressly approved by the Board of Directors of LTC, will devote substantially all of her business time to the business and affairs of LTC, and will not engage, for her own account or for the account of any other person or entity, in a business which competes with LTC. It is acknowledged and agreed that Executive may serve as an officer and/or director of companies in which LTC owns voting or non-voting stock. In addition, it is acknowledged and agreed that Executive may, from time to time, serve as a member of the board of directors of other companies, in which event the Board of Directors of LTC must expressly approve such service pursuant to a Board resolution maintained in the Company’s minute books. Any compensation or remuneration which Executive receives in consideration of her service on the board of directors of other companies shall be the sole and exclusive property of Executive, and LTC shall have no right or entitlement at any time to any such compensation or remuneration.

4.Salary and Benefits. During the term of this Agreement:

(a)LTC shall pay to Executive a Base Salary at an annual rate of not less than four hundred fifty thousand dollars ($450,000) per annum, paid in approximately equal installments at intervals based on any reasonable Company policy. LTC agrees from time to time to consider increases in such Base Salary in the discretion of the Board of Directors. Any increase, once granted, shall automatically amend this Agreement to provide that thereafter Executive’s Base Salary shall not be less than the annual amount to which such Base Salary has been increased.

(b)Executive shall participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs which LTC makes available to any of its senior executives.

(c)Executive shall be eligible to participate in and earn an annual bonus pursuant to the terms of the Company’s Annual Cash Bonus and Incentive Plan. Executive also shall be eligible to participate in any LTC incentive stock, option or bonus plan offered by LTC to its senior executives, subject to the terms thereof and at the sole discretion of the Board of Directors.

(d)Executive shall be entitled to Paid Time Off (PTO) at the highest accrual level in accordance with the Company’s 2018 Employee Handbook or such greater amount as approved by the Co-CEOs or CEO.

(e)Notwithstanding the foregoing, Executive acknowledges and agrees that compensation previously provided to Executive or provided to Executive under this Agreement shall be subject to the Company’s compensation recovery policy as in effect on the date hereof or as subsequently modified to the extent required by applicable law.

5.Certain Terms Defined. For purposes of this Agreement:

(a)Executive shall be deemed to be “Disabled or have a Disability” if a physical or mental condition or illness shall occur and persist which, in the written opinion of a licensed physician selected by the Board of Directors in good faith, has rendered Executive unable to perform the duties set forth in Section 1 hereof in any material respect for a period of one hundred twenty (120) days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of time, rendering Executive unable to return to her duties;

(b)A termination of Executive’s employment by LTC shall be deemed for “Cause” if, and only if, it is based upon:

(i)Any felony criminal conviction (including conviction pursuant to a nolo contendere plea) under the laws of the United States or any state or other political subdivision thereof which, in the sole discretion of the Co-CEOs or CEO, renders Executive unsuitable for the position of Executive Vice President, Chief Financial Officer and Treasurer;

(ii)Any act of financial malfeasance or financial impropriety, as determined by the Co-CEOs or CEO in good faith;

(iii)Executive’s continued willful failure to perform the duties reasonably requested by the Co-CEOs or CEO or such other executive officer of the Company to whom Executive reports and commensurate with her position as Executive Vice President, Chief

Financial Officer and Treasurer (other than any such failure resulting from Executive’s incapacity due to her physical or mental condition) after a written demand for substantial performance is delivered to her by the Co-CEOs or CEO, which demand specifically identifies the manner in which the Co-CEOs or CEO believes that Executive has not substantially performed her duties, and which performance is not substantially corrected by Executive, in the determination of the Co-CEOs or CEO made in good faith, within ten (10) days of receipt of such demand;

(iv)Any material workplace misconduct or willful failure to comply with the Company’s general policies and procedures as they may exist from time to time by Executive which, in the good faith determination of the Co-CEOs or CEO, renders Executive unsuitable for the position of Executive Vice President, Chief Financial Officer and Treasurer;

(v)Any material breach by Executive of the provisions of this Agreement which has not been cured by Executive, in the good faith determination of the Co-CEOs or CEO, within thirty (30) days following delivery of notice to Executive specifying such material breach, or the repetition of any such material breach after it has been cured; or

(vi)Any act of moral turpitude, as determined by the Co-CEOs or CEO in good faith.

(vii)The Company shall have the right to suspend Executive, without pay, for a reasonable period to investigate allegations of conduct which, if proven, would establish a right to terminate this Agreement for Cause, or to permit a felony charge to be tried (and such suspension shall not constitute Good Reason (as defined below) for purposes of this Agreement). Immediately upon the conclusion of such temporary period, unless Cause to terminate this Agreement has been established, Executive shall be restored to all duties and responsibilities as if such suspension had never occurred and shall receive all back pay which may have been suspended during such temporary period;

(c)A resignation by Executive shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a material diminution in Executive’s title, duties, or Base Salary; (ii) a material reduction in benefits which is not part of an across-the-board reduction in benefits of all senior executives; (iii) a direction by the Board of Directors, the Co-CEOs or CEO that Executive report to any person or group other than the Co-CEOs or CEO, or the Board of Directors, (iv) in the case of a Change in Control (as defined below), a material diminution of Executive’s cash bonus, if any, as an average of cash bonus paid over the prior three (3) years (or any lesser period, if Executive has been employed fewer than three years), with any partial year cash bonus paid in the applicable three (3) year period (or less) to be prorated to calculate a full year’s bonus, or (v) a geographic relocation of Executive’s place of work a distance for more than ten (10) miles from Westlake Village, CA (unless such relocation results in LTC’s offices being 25 miles or less from Executive’s primary residence as of the date the relocation occurs). To constitute a “Good Reason” termination, Executive must provide written notice (“Notice”) to the Company of her intention to resign for Good Reason within sixty (60) days following the initial existence of the particular event or condition that constitutes Good Reason, following which the Company shall have a period of no more than thirty (30) days to remedy the condition. If the Company fails to so remedy the condition to the reasonable satisfaction of the Executive, his or her resignation for Good Reason shall be effective as of the date provided by Executive in the Notice;

(d)“Affiliate” means with respect to any Person, a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control, with the Person specified;

(e)“Base Salary” means, as of any date of termination of employment, the highest Base Salary of Executive in the then current fiscal year or in any of the last four fiscal years immediately preceding such date of termination of employment;

(f)“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(g)A “Change in Control” occurs if:

(i)Any Person or related group of Persons (other than Executive and her Related Persons, the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)The stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 30% or more of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(iii)The Stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv)A majority of the members of the Board of Directors of the Company cease to be Continuing Directors;

(h)“Code” means the Internal Revenue Code of 1986, as amended.

(i)“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

(j)“Exchange Act” means the Exchange Act of 1934, as amended.

(k)“Person” means any individual, corporation, partnership, limited liability company, trust, association or other entity.

(l)“Related Person” means any immediate family member (spouse, partner, parent, sibling or child whether by birth or adoption) of the Executive and any trust, estate or foundation, the beneficiary of which is the Executive and/or an immediate family member of the Executive.

(m)“Severance Date” means the date on which the Executive’s employment is terminated.

6.Certain Benefits Upon Termination. Executive’s employment shall be terminated upon the earliest of (i) the voluntary resignation of Executive with or without Good Reason; (ii) Executive’s death or Disability; or (iii) upon the termination of Executive’s employment by LTC for any reason at any time. In the event of such termination, the below provisions of this Section 6 shall apply, and in the event of a Change in Control following which, within twenty four (24) months thereafter or 180 days preceding, Executive’s employment is terminated (other than for Cause) or Executive voluntarily resigns with Good Reason, Section 6(b) shall apply.

(a)Certain Terminations. If Executive’s employment by LTC terminates for any reason other than as a result of (i) a termination for Cause, or (ii) a voluntary resignation by Executive without a Good Reason ((i) and (ii) collectively, an “Ineligible Termination”), then Executive shall receive a lump sum severance payment equal to 2 times her Base Salary (i.e., 200% percent of her Base Salary); and in such event, all of Executive’s stock options and/or restricted stock shall automatically vest concurrently upon such termination of employment, notwithstanding any prior existing vesting schedules; provided that if her employment terminates by reason of her death or Disability, then such lump sum payment shall be paid only to the extent of the proceeds payable to the Company through a “key man” life, Disability or similar insurance relating to the death or Disability of Executive.

(b)Additional Payment if Termination Occurs in Connection with a Change in Control. In the event that Executive has received the payments described in Section 6(a), and it is determined that the provisions of Section 6(c) also are applicable (termination in connection with a Change in Control), then Executive shall be entitled to receive an additional payment equal to the amounts due to Executive pursuant to Section 6(c), less the amount of payments previously received by Executive pursuant to Section 6(a).

(c)Payment if Termination Occurs in Connection with a Change in Control. Notwithstanding the provisions of Section 6(a) above, in the event Executive’s employment terminates due to a reason other than an Ineligible Termination, death or Disability, and if such termination occurs within (a) twenty-four (24) months following a Change in Control, or (b) prior to a Change in Control but in contemplation of a Change in Control which Change in Control actually occurs, then, in lieu of the severance payment described in Section 6(a) above, Executive shall instead receive a one-time severance payment in cash equal to two hundred percent (200%) of her average annual Base Salary and cash bonus for the five calendar years immediately preceding the date of termination. In addition, in such event, all of Executive’s stock options and/or restricted stock shall automatically vest concurrently upon such termination of employment, notwithstanding any prior existing vesting schedule.

(i)For purposes of this Section 6(c), the termination of Executive’s employment within 180 days preceding a Change of Control (due to a reason other than an Ineligible Termination, death or Disability) will be deemed to have been a termination of employment in contemplation of a Change in Control.

(ii)In determining whether a termination of Executive’s employment occurring more than 180 days preceding a Change of Control (due to a reason other than an Ineligible Termination, death or Disability) constitutes a termination of employment in contemplation of a Change in Control, the court or other tribunal making such determination shall consider the totality of facts and circumstances surrounding such termination of employment.

(iii)For purposes of calculating average annual Base Salary and cash bonus for the five years immediately preceding the date of termination, in the event the Executive’s employment is terminated mid-year, the then current year’s annual Base Salary and pro-rated cash bonus shall be annualized and shall be taken into account as the fifth year of the five year measurement period.

(d)In the event Executive’s employment is terminated (by the Company other than for Cause, or by the Executive with Good Reason) within two (2) years following or 180 days preceding a Change in Control, in lieu of the severance payment described in Section 6(a) above, LTC (or its successor) shall pay Executive a lump sum severance payment in cash equal to two hundred percent (200%) of her average annual Base Salary and cash bonus for the five calendar years immediately preceding the date of termination, and all stock options and/or restricted stock shall automatically vest concurrently upon such termination of employment, notwithstanding any prior existing vesting schedule. LTC (or its successor) shall make such lump sum payment (less required withholdings) within seven (7) days of Executive’s termination of employment.

(e)Executive’s participation in any other retirement and benefit plans and perquisites shall cease as of the Severance Date, except LTC shall pay premiums pursuant to COBRA for continuing coverage under LTC’s health plans for Executive and her eligible dependents (as determined under LTC’s health plans), or, at Executive’s option (which shall be communicated by written notice to LTC prior to the month such election is to take effect), provide a separate cash payment monthly equal to the amount of the COBRA premium until the earlier of (i) the eighteen-month anniversary (or, in the case of a Change of Control termination referred to in Section 6(b) above, the twenty-four month anniversary) of the last day of the month in which the Severance Date occurs or (ii) the date the Executive becomes eligible to participate in a plan of another employer; provided, however, that LTC may cease making such payments with respect to any of Executive’s eligible dependents as and when such dependent becomes eligible to participate in a plan of another employer. Any cash payment due to Executive pursuant to this Section 6(c) shall be paid by LTC not later than the end of the month in which such payment relates.

(f)In the event that Executive’s employment terminates by reason of her death, all benefits provided in Section 6 subsections (a) and (b) shall be paid to her estate or as her executor shall direct, but payment may be deferred until Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in Executive’s jurisdiction of residence at the time of her death.

(g)Notwithstanding the foregoing, Executive’s right to receive the severance payments described in this Section 6 shall be and is conditioned upon her execution and delivery (and not revoking) a general release in favor of LTC, which shall not be inconsistent with the terms of this Agreement, and such other documents and instruments as are reasonably required by LTC, each of which Executive shall deliver to LTC within twenty-one (21) days following the Severance Date.

(h)If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to the Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

7.Indemnification. LTC shall indemnify Executive and hold her harmless from and against all claims, actions, losses, damages, expense or liabilities (including expenses of defense and settlement) (“Claim”) based upon or in any way arising from or connected with her employment by LTC, to the maximum extent permitted by law. To the extent permitted by law, LTC shall advance to Executive any expenses necessary in connection with the defense of any Claim which is brought if indemnification cannot be determined to be available prior to the conclusion of, or the investigation of, such Claim. The parties hereto agree that each understands and has understood that notwithstanding the above-stated provisions, nothing herein shall require LTC to hold harmless or indemnify Executive with respect to any Claim which is brought or asserted against Executive by LTC. LTC shall investigate in good faith the availability and cost of directors’ and officers’ insurance and shall include Executive as an insured in any directors and officers insurance policy of such insurance it maintains.

8.Attorney Fees. In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees.

9.Notices. All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by certified or registered mail to such party at its/her address set forth below its/her signature hereto, or at such other address as may be designated with postage prepaid, shall be deemed given when received.

10.Construction.

(a)In constructing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provisions. In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders as appropriate, and no meaning in effect shall be given to the captions of the sections in this Agreement, which are inserted for convenience of reference only.

(b)Notwithstanding any other provision of the Agreement, to the extent that (i) any amount paid pursuant to the Agreement is treated as nonqualified deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and (ii) the Executive is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then such payments shall be made on the date which is six (6) months after the date of the Executive’s separation from service. In connection with the payment of any obligation that is delayed pursuant to this paragraph, the Company shall establish an irrevocable trust to hold funds to be used for payment of such obligations. Upon the date that such amount would otherwise be payable, the Company shall deposit into such irrevocable trust an amount equal to the obligation. However, notwithstanding the establishment of the irrevocable trust, the Company’s obligations under the Agreement upon the Executive’s termination of employment shall constitute a general, unsecured obligation of the Company and any amount payable to the Executive shall be paid solely out of the Company’s general assets, and the Executive shall have no right to any specific assets of the Company. The funds, if any, contained or contributed to the irrevocable trust shall remain available for the claims of the Company’s general creditors.

(c)The payments upon termination of employment described in Sections 6(a) and 6(b) shall be paid following Executive’s “separation from service” as that term is defined in Treas. Reg. § 1.409A-1(h).

11.Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

12.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of LTC and the personal or legal representatives, executors, administrators, successors, distributees, devisees and legatees of Executive.

13.Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the internal laws of the State of California as at the time in effect.

14.Entire Agreement. This Agreement constitutes the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among Executive and the Company, with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement shall be effective as of the date specified in the first paragraph of this Agreement.

LTC PROPERTIES, INC.,
a Maryland corporation
Address:	3011 Townsgate Road
Suite #220
	Westlake Village, CA 91361		/s/ Pamela Kessler
Pamela Kessler
Co-Chief Executive Officer

/s/ Clint Malin
Clint Malin
Co-Chief Executive Officer

		By:	/s/ Timothy J. Triche
Compensation Committee Representative
Address:
/s/ Caroline Chikhale
Caroline Chikhale